                                                                            newsrelease
CTS CORPORATION  Elkhart, Indiana 46514 - (574) 523-3800

April 26, 2011
FOR RELEASE:  Immediately

CTS ANNOUNCES FIRST QUARTER 2011 RESULTS

Earnings Per Share of $0.15 Up 15% from Prior Year on 17% Revenue Increase
Maintains Full-Year Earnings Per Share Guidance for 2011

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced first quarter 2011 revenues of $151.5 million, an increase of 17% from revenues of $129.4 million in the same period last year. Net earnings increased to $5.1 million, or $0.15 per diluted share, in the first quarter 2011 compared to net earnings of $4.4 million, or $0.13 per diluted share, in the first quarter of 2010.

Within the Components and Sensors segment, sales of electronic component products increased 5% year-over-year on improved distribution, electromagnetic filter product demand and new customers. Sales of sensor and actuator products decreased 6% year-over-year due to timing of certain customer program changeovers and delayed customer orders due to Japan.  First quarter 2010 sales included both one-time service part shipments and post-recession replenishment of inventory.  In total, Components and Sensors segment sales decreased 2% year-over-year.

EMS segment sales increased across all markets served with sales up 42% from the same period last year. Growth in EMS sales resulted from new program launches with existing and new customers, contributing to sales increases of 55% in the defense and aerospace market, 39% in the industrial market, 31% in the communications market and 14% in the medical market. EMS sales were lower in the first quarter of 2010, negatively affected by certain program introduction delays.

CTS continues to maintain a robust level of product introduction activities to develop and launch new products. Research and development expense in the first quarter 2011 was $5.0 million, or 7.0% of Components and Sensors segment sales, compared to $4.6 million, or 6.2% of sales, in the first quarter 2010.

Capital expenditures are back to normal levels at $3.2 million, or 2.1% of total sales, in the first quarter of 2011, compared to $1.5 million, or 1.2% of total sales, in the same period last year.

Commenting on first quarter results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “We are pleased with our first quarter performance, despite some order push outs due to the Japan earthquake and precious metal headwinds.  We secured our second pedal module program for a global vehicle platform and have won new business with Chinese OEMs for our sensor and actuator products.  In electronic components, we continue to increase our design wins for wireless infrastructure applications.  These actions, together with our acquisition of Fordahl SA in January, continue to position CTS to grow and enhance shareholder value.”

Based on first quarter results and the current outlook, management maintains its guidance of full-year 2011 sales increase in the range of 9% to 13% over 2010 and full-year 2011 diluted earnings per share in the range of $0.70 to $0.75. While management does not currently expect any material impact on 2011 full-year earnings related to the Japan disaster, some impact in the second quarter is expected due to production slow downs, with anticipated recapture as inventories are replenished later in the year.

SEGMENT INFORMATION

	First Quarter 2011		First Quarter 2010		Fourth Quarter 2010
		Segment		Segment		Segment
		Operating		Operating		Operating
	Net Sales	Earnings	Net Sales	Earnings/(Loss)	Net Sales	Earnings
Components and Sensors	$72.0	$5.8	$73.4	$9.0	$65.4	$6.7
Electronics Manufacturing Services (EMS)	79.5	–	56.0	(2.7)	79.6	1.0
Segment Operating Earnings		5.8		6.3		7.7
Expenses not allocated to business segments:
- Restructuring and related charges						(1.7)
Total	$151.5	$5.8	$129.4	$6.3	$145.0	$6.0

Components & Sensors: Components and Sensors first quarter 2011 sales decreased $1.4 million, or 2%, from the first quarter of 2010.  The reduction resulted from lower automotive sensor and actuator product sales, partially offset by higher electronic component product demand. Segment operating earnings of $5.8 million were $3.3 million unfavorable to the first quarter of 2010 due to the impact of lower sales, unfavorable product mix, higher commodity prices, launch related costs for new products that will ramp later this year and higher research and development expense.

Components and Sensors sales increased $6.6 million, or 10%, from the fourth quarter of 2010 reflecting increased demand in both automotive sensor and actuator products and electronic components. Despite higher sales, segment operating earnings decreased $0.9 million due primarily to higher research and development expense for new growth initiatives.

EMS: EMS sales increased $23.5 million, or 42%, from the first quarter of 2010 reflecting higher sales across all markets. New program launches with existing and new customers contributed to a 55% sales increase to the defense and aerospace market, a 39% sales increase to the industrial market, a 31% increase in sales to the communications market and a 14% increase to the medical market. Segment operating earnings were breakeven compared to an operating loss of $2.7 million in the first quarter of 2010, primarily resulting from higher sales.

EMS sales were essentially unchanged from the fourth quarter 2010, primarily reflecting increases in the communications, computer and industrial markets, offset by decreases in the defense and aerospace market. Segment operating earnings in the first quarter were breakeven, compared to operating earnings of $1.0 million in the fourth quarter 2010, primarily as a result of unfavorable product mix.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, April 27, 2011 at 11:00 a.m. EDT.  Those interested in participating may dial 800-288-8976 (612-332-0630, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, April 27, 2011 through 11:59 p.m. EDT on Wednesday, May 4, 2011. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 200769.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change; general market conditions in the automotive, communications, and computer industries, as well as conditions in the industrial, defense and aerospace, and medical markets; reliance on key customers; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:         Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended
	April 3,	April 4,
	2011	2010

Net sales	$151,518	$129,403

Costs and expenses:
Cost of goods sold	122,358	98,924
Selling, general and administrative expenses	18,372	19,549
Research and development expenses	5,029	4,583

Operating earnings	5,759	6,347

Other (expense) / income:
Interest expense, net	(296)	(182)
Other	1,130	(484)
Total other income / (expense)	834	(666)

Earnings before income taxes	6,593	5,681

Income tax expense	1,477	1,250

Net earnings	$5,116	$4,431

Net earnings per share:
Basic	$0.15	$0.13

Diluted	$0.15	$0.13

Cash dividends declared per share	$0.03	$0.03

Average common shares outstanding:
Basic	34,293	33,955

Diluted	35,075	34,749

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	April 3,	December 31,
	2011	2010

Cash and cash equivalents	$74,163	$73,315
Accounts receivable, net	96,405	95,930
Inventories, net	87,949	76,885
Other current assets	21,725	20,525
Total current assets	280,242	266,655

Property, plant & equipment, net	79,976	78,213
Other assets	139,771	137,716

Total Assets	$499,989	$482,584

Notes payable and current portion
of long-term debt	$–	$–
Accounts payable	79,409	75,384
Other accrued liabilities	41,416	44,716
Total current liabilities	120,825	120,100

Long-term debt	80,300	70,000
Other obligations	17,368	18,234

Shareholders' equity	281,496	274,250

Total Liabilities and
Shareholders' Equity	$499,989	$482,584

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always exclude the effects of charges for restructuring and goodwill impairment when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.